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                                                                    EXHIBIT 21.1

                          SUBSIDIARIES OF CIMCO, INC.

The following is a table which lists information related to all the subsidiaries of CIMCO, Inc.

                                                     State of                 Fictitious
Name of Subsidiary                                 Incorporation             Business Name
- ------------------                                 -------------             -------------
Medical Molding Corporation of America             California                MMCA
                                                                             CIMCO Medical
Compounding Technology, Inc.                       California                CTI
Compounding Technology, Pte. Ltd.                  Singapore                 CTPL





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